LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-9321
http://www.LibertyStarUranium.com/

January 9, 2008	OTCBB: LBSU
NR 61	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR URANIUM ANNOUNCES PROGRESS, DIAMOND DRILL PROGRAM

Tucson, Arizona—January 9, 2008—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce  it has drilled or washed out 2,255 feet of hole with an average penetration rate of 161 feet per shift, during the month of December. During the washout of hole HELV-01, our diamond drill cut into the side of the distorted old hole and continued to a depth of 485 feet where the hole was lost. Significant intervals of bleaching, alteration, disseminated and vein iron pyrite and a five foot interval of collapse breccia, with fine disseminated iron pyrite in the matrix, were  encountered. There was no uranium mineralization, but this is the type of halo alteration and mineralization found around previously producing ore bodies. Management considers this a positive indicator and believes that this demonstrates the company is on the right track.

The Hafsa breccia pipe target, which has first priority status from geochem surveys and geology, is 600 feet to the west. The location of the HELV-01 is in deep soil cover and no Pipe structure is visible on color imagery. However HELV-01 is on the south edge on a profound VTEM geophysical anomaly measuring 600 plus feet wide and 1,200 plus feet long. This helicopter borne survey was done last spring. Our geophysical consultant suggested drilling it at that time. The name Helvia has been assigned to the target. It appears the sulfides intersected in HELV-01 are likely part of a large body of sulfide bearing rock responsible for the anomaly. The strongest part of this anomaly lies 320 feet north of HELV-01, and another high lies about 1,000 feet north. We have applied for a permit to drill the anomaly in three places. We will be using three or four angle holes at each drill site in order to determine the centroid of any breccia pipe. Then a vertical hole to test the pipe at the depth the uranium mineralization would be expected will be drilled. We expect to start drilling this anomaly about the fifteenth of January.

Of the original fourteen holes to be washed out and re-entered, three were found not worth re-entering and three are already open leaving a total of eight in the program. Five of the holes have been washed out. When the remaining three holes in this initial program are washed out, down hole e-logs (electrical resistance measurements) and radiometric (radioactive) surveys will be conducted in these holes to determine whether a breccia pipe and/or uranium mineralization is present. These data will be compared to and integrated with surface geological and geochemical information. Once these data are interpreted all targets will be prioritized and the diamond drill crew will commence drilling our first priority Pipes, after the completion of the HELV-01 anomaly drill test.

This is a long term project with about 300 pipe targets being evaluated and prioritized. Assuming available funding, drilling is hoped to be continuous 24/7/365 for multiple years. The intent is to test all Pipes and bring those with defined ore bodies into production as quickly as possible. Various proposals for additional funding have been received and are being evaluated.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include that the Company will start its diamond drilling vertical hole January 15, 2008; that the Company will successfully interpret data and drill additional holes based on that data; that given required funding drilling will continue all the time for years; and that we will be able to raise sufficient funds to carry out our plans.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals	AGORACOM.COM The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Tracy Myers 520-731-8786	lbsu@agoracom.com